Exhibit 99.1

FARO Adds President/COO to Executive Team@<

LAKE MARY, Fla., Oct. 28 /PRNewswire-FirstCall/ -- FARO Technologies, Inc. (Nasdaq: FARO) today announced the appointment of Jay Freeland as President and Chief Operating Officer, effective November 15, 2004. Mr. Freeland is a 12-year veteran of the General Electric Company.

"Jay Freeland is a proven executive who brings a wealth of experience and energy to help us meet the needs of our growing enterprise," said Simon Raab, Chairman and CEO. "Jay has demonstrated successful leadership in several of GE's diverse businesses. He has been president and chief operating officer of GE Harris Energy Control Systems, a $200 million, 700-person software development and hardware manufacturing division of GE, and his background in international business, acquisitions and business development is ideally suited to our needs. Our aggressive growth plans require us to expand our upper management team, and we are delighted to have Jay join the FARO family."

"I am pleased to join FARO at this exciting time in the Company's history," Mr. Freeland said. "The combination of FARO's cutting-edge technology, global reach and world-class team has us positioned well for continued growth. I believe that I bring a balance of leadership experience and cultural fit that will help us achieve our long-term strategic goals."

Mr. Freeland began his career in GE's Financial Management Program, spent four years on their Corporate Audit Staff and served in financial, business development, sales, and management roles of increasing responsibility.

About FARO

FARO Technologies, Inc. (Nasdaq: FARO) and its international subsidiaries design, develop, and market software and portable, computerized measurement devices. The Company's products allow manufacturers to perform 3-D inspections of parts and assemblies on the shop floor. This helps eliminate manufacturing errors, and thereby increases productivity and profitability for a variety of industries in FARO's worldwide customer base. Principal products include the FARO Laser ScanArm; FARO Gage and Gage-PLUS; Platinum, Titanium and Advantage FaroArms; the FARO Laser Tracker X and Si; and the CAM2 family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO 9001 certified and ISO-17025 laboratory registered. Learn more at http://www.faro.com.

SOURCE FARO Technologies, Inc.
-0- 10/28/2004
/CONTACT: Greg Fraser, Executive Vice President & CFO, FARO Technologies, Inc., +1-407-333-9911; or Vic Allgeier, The TTC Group, +1-212-227-0997, for
FARO Technologies, Inc./
/Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20000522/FLM035LOGO
AP Archive: http://photoarchive.ap.org
PRN Photo Desk, photodesk@prnewswire.com/
/Web site: http://www.faro.com /
(FARO)

CO: FARO Technologies, Inc.
ST: Florida
IN: AUT MAC STW CPR
SU: PER